Exhibit 4.1

FIRST SUPPLEMENTAL FOUNDER WARRANT PURCHASE AGREEMENT

This First Supplemental Founder Warrant Purchase Agreement (this “Agreement”), dated March 18, 2008, is to the Founder Warrant Purchase Agreement, dated as of May 11, 2006 (the “Founder Warrant Purchase Agreement”), by and between MARATHON ACQUISITION CORP., a Delaware corporation, (the “Company”), and MARATHON INVESTORS, LLC, a Delaware limited liability company (the “Purchaser”).

WHEREAS, each of the Company and the Purchaser desire to amend the Founder Warrant Purchase Agreement in the manner set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Founder Warrant Purchase Agreement. The Founder Warrant Purchase Agreement is amended hereby by amending and restating Exhibit B thereto as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE PROVISIONS OF ANY APPLICABLE STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN AGREEMENT BY THE REGISTERED HOLDER HEREOF NOT TO SELL SUCH SECURITIES UNTIL CONSUMMATION OF A BUSINESS COMBINATION BY THE COMPANY.”

2. Miscellaneous.

a. GOVERNING LAW. THIS AGREEMENT, THE LEGAL RELATIONS BETWEEN AND AMONG THE PARTIES HERETO, THE ADJUDICATION AND THE ENFORCEMENT HEREOF SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS FORMED AND TO BE PERFORMED ENTIRELY WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

b. Severability. If any provision in this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions, or of such provisions in any other jurisdiction, shall not in any way be affected or impaired thereby. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

c. Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original; but such counterparts shall together constitute but one and the same document.

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IN WITNESS WHEREOF, the parties hereto have executed this First Supplemental Founder Warrant Purchase Agreement as of the date first written above.

MARATHON ACQUISITION CORP.

By:	/s/ Michael S. Gross
Name:	Michael S. Gross
Title:	Chairman, Chief Executive Officer and Secretary

MARATHON INVESTORS, LLC

By:	/s/ Michael S. Gross
Name:	Michael S. Gross
Title:	Managing Member